Great Western Bancorp, Inc. Announces Ken Karels Retirement
Sioux Falls, SD - November 26, 2019 - Great Western Bancorp, Inc. (NYSE: GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today that as part of its succession planning, Kenneth J. Karels, Chairperson, President and CEO of Great Western Bancorp, Inc., and Great Western Bank (together, “Great Western”) plans to retire from Great Western effective October 2, 2020. Mr. Karels will continue to serve as Chairperson, President and CEO of Great Western until the earlier of his successor’s appointment or the date of his retirement. Following the appointment of Mr. Karels’ successor, Mr. Karels will continue on in advisory capacity to assist in the transition.
Mr. Karels, who has over 43 years of banking experience, 17 years with Great Western, has been CEO and on the Board since 2010 and was elected Chairperson in 2017. Mr. Karels also serves as the Chairperson, President and CEO of the Bank and serves on the Boards of Directors of the Bank's other subsidiaries.
“It has been an honor to have led Great Western. After over four decades in banking, and almost a decade as the CEO of Great Western, I believe 2020 is the right time to retire. I look forward to transitioning the helm to the new CEO when identified and acting as an advisor to Great Western after retiring. I want to express my appreciation for the opportunity and privilege it has been to work with so many talented and dedicated colleagues at Great Western,” said Mr. Karels.
Thomas Henning, Lead Independent Director of the Board, said, “Ken has been a solid leader for the company, navigating it through its initial public offering in 2014, growth in assets from $5.2 billion in 2009 to over $12.7 billion as of September 30, 2019, as well as year over year net income growth. He has a deep understanding of the markets and his disciplined approach to running the bank has resulted in the significant success we experienced under his leadership.”
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
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GREAT WESTERN BANCORP, INC.
Media and Investor Relations Contacts:

Peter Chapman, 605.373.3198
peter.chapman@greatwesternbank.com

Seth Artz, 605.988.9523
seth.artz@greatwesternbank.com